Exhibit 99.1

Immunocore announces strategic priorities at 43rd Annual J.P. Morgan Healthcare Conference

 Reaching more mUM patients globally with KIMMTRAK (tebentafusp) in 2025 through additional launches and increased community penetration

Enrolling three Phase 3 trials across multiple melanoma indications – potential data readouts beginning with TEBE-AM in 2026

Enrolling Phase 1/2 trial with brenetafusp combinations in ovarian and lung cancer; ongoing dose escalation with IMC-R117C (PIWIL1) and IMC-P115C (PRAME-A02-HLE)

Presenting initial HIV Phase 1 MAD data in the first quarter 2025

Progressing first-in-class, tissue-tethered autoimmune platform – Type 1 diabetes candidate on track for CTA submission in 2025; first universal candidate targeting CD1a initially for atopic dermatitis announced today

Company to present at 43rd Annual J.P. Morgan Healthcare Conference on Wednesday, January 15, 2025, at 8:15 AM PST / 4:15 PM GMT

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US, 10 January 2025) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today set out its strategic priorities for 2025 including its plans for reaching more patients with melanoma and other diseases with high unmet needs.

The Company also highlights the potential of its melanoma franchise building on KIMMTRAK’s performance and reveals details of IMC-U120AI (CD1a x PD1), its first non-HLA restricted candidate. This second autoimmune therapy adds to the Company’s pipeline of ImmTAX candidates across three therapeutic areas. The updates will be shared during a presentation at the 43rd Annual J.P. Morgan Healthcare Conference in San Francisco.

“Since launching the world’s first bispecific TCR therapy, we have made KIMMTRAK available to patients in 23 countries. We are now building a melanoma franchise through life cycle management with two Phase 3 KIMMTRAK trials, and with the brenetafusp Phase 3 trial in first-line melanoma. We anticipate topline results for the first of these three pivotal trials in 2026,” said Bahija Jallal, Immunocore’s Chief Executive Officer. “In 2025, we plan to report initial multiple ascending dose data for our HIV TCR therapy, expand enrollment in multiple oncology Phase 1/2 trials, including our PRAME and PIWIL1 programs, and advance our autoimmune candidates toward the clinic.”

Key Strategic Priorities 2025

Immunocore’s mission is to bring transformative medicines to patients with cancer, infectious diseases, and autoimmune diseases. In 2025, the Company’s priorities will be:

•
Building a melanoma franchise – reaching more metastatic uveal melanoma (mUM) patients and delivering KIMMTRAK’s lifecycle management program through two ongoing registrational Phase 3 trials (TEBE-AM and ATOM). The Company is also enrolling a third registrational trial, PRISM-MEL-301, evaluating brenetafusp in first-line melanoma.

•	Advancing the clinical portfolio – enrolling patients in multiple Phase 1 oncology trials with brenetafusp (PRAME-A02), IMC-P115C (PRAME-A02-HLE), IMC-R117C (PIWIL1-A02), and IMC-M113V in HIV.

•
Innovating for sustainable growth – planning to submit a clinical trial application (CTA) for the Company’s two autoimmune disease candidates: IMC-S118AI (PPI x PD1) by year end 2025 and IMC-U120AI (CD1a x PD1) in 2026.

Building a melanoma franchise

In 2025, Immunocore will continue expanding access to KIMMTRAK to more patients with mUM globally, through additional launches and approvals, building on the 38 country approvals and 23 launches as of year-end 2024.

In countries where KIMMTRAK has been launched, the Company will continue to focus on reaching more patients in the community and highlighting the three-year overall survival data.

The Company is enrolling patients in three registrational Phase 3 trials, with the first topline results anticipated in 2026 and a potential to reach up to 15,000 additional patients across three new melanoma indications:

•
TEBE-AM – trial evaluating KIMMTRAK for HLA-A*02:01 in second-line and later cutaneous melanoma – with a potential to address up to 4,000 previously treated advanced cutaneous melanoma patients. This is an area of great unmet need where no therapy has shown an Overall Survival (OS) improvement in a randomized clinical trial.

•
PRISM-MEL-301 – trial evaluating brenetafusp + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab for HLA-A*02:01 patients with first-line, advanced or metastatic cutaneous melanoma. Despite approved therapies, there remains an unmet need, and there is the potential to address an estimated 10,000 patients.

•
ATOM – led by the European Organisation for Research and Treatment of Cancer (EORTC) to evaluate KIMMTRAK as adjuvant therapy for uveal (or ocular) melanoma for HLA-A*02:01 patients. The Company estimates that the HLA-A*02:01 high risk adjuvant uveal melanoma patient population could be up to 1,200 patients.

Advancing the clinical portfolio

In 2025, beyond executing the three ongoing registrational trials in three additional melanoma indications, Immunocore will continue to enroll patients in the multiple ongoing Phase 1 trials in oncology and infectious diseases, to evaluate safety and efficacy across several cohorts. The Company will also use its translational medicine (i.e. ctDNA, T cell fitness) dataset from more than a thousand patients treated in the clinic with KIMMTRAK and its investigational therapies to inform clinical development.

PRAME portfolio

The Company is evaluating brenetafusp in a Phase 1/2 trial in combination with non-platinum chemotherapies in platinum resistant ovarian cancer (PROC) and with bevacizumab or with platinum chemotherapy in earlier lines of platinum sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection in metastatic non-small cell lung cancer (NSCLC) cohorts, including brenetafusp in combination with docetaxel and with osimertinib in earlier-line NSCLC.

The Company has recently started enrolling patients in the Phase 1 dose escalation trial with IMC-P115C (PRAME-A02-HLE) in multiple solid tumors. IMC-P115C is the Company’s half-life extended ImmTAC therapy – targeting the same PRAME peptide and with the same CD3 effector and TCR specificity as brenetafusp – and is designed to improve patient convenience by reducing the frequency of treatment administration.

PIWIL1-A02

The third ongoing Phase 1 clinical trial in oncology is evaluating the safety and clinical activity of IMC-R117C (targeting PIWIL1) in HLA-A*02:01-positive patients with advanced solid tumors, including colorectal cancer, as a single agent and in combination with standards of care.

Infectious diseases

The Company continues to enroll people living with HIV (PLWH) in the multiple ascending dose (MAD) part of the Phase 1 clinical trial with IMC-M113V and will present initial data during the first quarter of 2025. The trial aims to identify a safe and tolerable dosing schedule, test whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping all therapies (antiretroviral therapies and IMC-M113V), delay or prevent HIV rebound (known as functional cure). A biologically active dose has been reached, and the Company is enrolling more PLWH to characterize anti-viral activity and to explore higher doses.

The Company plans to present data from the single ascending dose (SAD) portion of the Phase 1 trial with IMC-I109V for people living with hepatitis B virus (HBV) in 2025.

Innovating for sustainable growth

Immunocore will continue pioneering immunotherapy and unlocking the full potential of its platform to generate transformative treatments for patients, by using different targeting mechanisms and immune effectors for next-generation bispecific therapies.

This approach is most recently illustrated by the Company’s second candidate in autoimmune diseases, IMC-U120AI, which is also its first non-HLA restricted (i.e. universal for all populations) program.

Autoimmune diseases

The key differentiator of the ImmTAAI platform is tissue-specific down modulation of the immune system as the candidates suppress pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

In the second half of 2025, the Company plans to file a CTA for its first candidate – IMC-S118AI (PPI x PD1) – targeted specifically to the pancreatic beta-cell and intended as a disease-modifying treatment in type 1 diabetes. IMC-S118AI recognizes a peptide from pre-pro-insulin presented by HLA-A02 on beta cells, coupled with a PD1 agonist effector arm.

The Company announced today its second autoimmune candidate. IMC-U120AI (CD1a x PD1) is a CD1a-tethered PD1 agonist ImmTAAI therapy. CD1a is an HLA-like protein that is expressed on skin and mucosal antigen presenting cells, such as Langerhans cells. It plays an important role in triggering allergic inflammation in atopic dermatitis and potentially other immune diseases. The Company plans to file a CTA in 2026 for a Phase 1 trial in atopic dermatitis for this candidate.

Corporate updates

In January 2025, Travis Coy was appointed Executive Vice President, Chief Financial Officer and Head of Corporate Development. Travis brings with him over 20 years of experience working at Eli Lilly and Company, where his most recent role was Vice President, Head of Transactions and M&A, Corporate Business Development.

Preliminary Year-End 2024 cash position

Preliminary unaudited cash, cash equivalents and marketable securities were approximately $820 million as of December 31, 2024. In the fourth quarter of 2024, the Company prepaid in full the loan outstanding under the Pharmakon Loan Agreement and also paid sales-related rebate accruals. These preliminary unaudited results are subject to adjustment. Immunocore will report its final and complete fourth-quarter and full-year 2024 financial results in late February 2025, and the actual results could be different from these preliminary unaudited financial results.

43rd Annual J.P. Morgan Healthcare Conference

The Company has updated its corporate presentation to reflect its business and strategic updates. The Immunocore management team will discuss these updates during a live and webcast presentation at the 43rd Annual J.P. Morgan Healthcare Conference, on Wednesday, January 15, 2025, at 8:15 a.m. Pacific Standard Time (PST). The presentation and webcast will be available in the ‘Investors/Media’ section of Immunocore’s website at www.immunocore.com. A replay of the presentation will be made available for a limited time.

###

About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules for infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to achieve functional cure for patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules for autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated advanced melanoma, to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and a control arm. One of the two brenetafusp dose regimens will be discontinued after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types..

About the TEBE-AM Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include comparison of health-related quality of life between the treatment arms and evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma affecting the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK. There is a significant unmet need in the adjuvant setting due to the high risk of metastasis and no effective treatment options. Approximately 50% of patients develop metastatic disease, often leading to poor survival outcomes.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s strategic priorities for 2025, the potential of the Company’s melanoma franchise, the Company’s ability to advance its clinical pipeline and to innovate for sustainable growth; the Company’s ability to expand access to KIMMTRAK to more patients, including through additional launches and approvals and the potential for expansion into other indications such as cutaneous and adjuvant uveal melanoma; expectations regarding the estimated size of the patient populations for the Company’s product candidates; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, and results of the Company’s and its collaborators’ existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s ability to leverage its expertise and dataset to inform clinical development, and technology and learnings to generate transformative therapies for patients; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of clinical trial applications; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; and the Company’s preliminary unaudited cash, cash equivalents and maketable securities as of December 31, 2025. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East, or global geopolitical tension; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict between Hamas and Israel, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law. In addition, as the reported cash and cash equivalents in this press release are preliminary, have not been audited and are subject to change pending completion of the Company’s audited financial statements for the year ended December 31, 2024, it is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the amount included in this release, and such changes could be material. Additional information and disclosures would also be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2024.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson / Morgan Warenius
T: +1 (215) 384-4781
E: ir@immunocore.com